Channell Announces 2006 Third Quarter Results	Exhibit 99.1
November 9, 2006

NEWS BULLETIN
FROM:

RE:	Channell Commercial Corp.
26040 Ynez Road
Temecula, CA 92591
Nasdaq: CHNL

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Michael Perica	Lasse Glassen
Treasurer	General Information
(951) 719-2600	(310) 854-8313
mperica@channellcorp.com	lglassen@frbir.com

FOR IMMEDIATE RELEASE
November 9, 2006

CHANNELL ANNOUNCES 2006 THIRD QUARTER RESULTS

Temecula, Calif., November 9, 2006 — Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia, today announced financial results for the three and nine months ended September 30, 2006.

Third Quarter Highlights

•                  GAAP loss per share of $0.01; non-GAAP pro forma EPS of $0.00 excluding stock compensation expense and amortization of intangible assets.

•                  VoIP products continue growth trend.

•                  Bushman Tanks water harvesting business achieves 10% year-over-year revenue growth with record order input driven by faster-than-anticipated demand of nascent urban market.

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Third Quarter Results

Channell Commercial Corporation (the “Company”) reported third quarter 2006 net sales of $29.4 million.  This represents a 6.8% increase compared to net sales of $27.5 million for the third quarter of 2005.  This increase was largely driven by the Company’s Bushman Tanks business and VoIP products.  However, on a sequential basis, net sales decreased 1.9% compared to second quarter 2006 net sales of $29.9 million.  These amounts include a reclassification of shipping costs charged to the Company’s customers that were previously netted out of the Company’s financial results.  This reclassification has had no impact to net income on a historical basis and will have no impact on net income in future periods as the incremental revenue associated with shipping costs is offset by the corresponding amount charged to selling expense.  Included at the end of the press release is a table summarizing the reclassification for prior periods beginning on January 1, 2005.

The Company also reported a GAAP net loss of $106,000 for the third quarter 2006, or ($0.01) per basic and diluted share, as compared to a net loss of $558,000 or ($0.06) per basic and diluted share, for the third quarter of 2005.  Included in the third quarter 2006 net loss is stock compensation expense of $75,000, (accounted for under SFAS 123R), and intangible amortization expense of $44,000, which equate to ($0.01) per basic and diluted share.  Excluding these items, third quarter 2006 non-GAAP pro forma net income was $13,000, or $0.00 per share.  A reconciliation of the adjustments made to GAAP earnings per basic and diluted share to compute non-GAAP pro forma earnings per basic and diluted share is contained in the financial tables of this press release.

Gross profit for third quarter 2006 was $9.2 million, or 31.3% of net sales, as compared to $7.2 million, or 26.1% of net sales, for the comparable period last year.  The year-over-year gross profit percentage improvement was due primarily to improved fixed-cost absorption and the benefits associated with cost cutting measures that were implemented in early-2006.

Total operating expenses for third quarter 2006 were $9.1 million, or 30.9% of net sales.  Excluding the intangible amortization and stock based compensation expense, operating expenses were $9.0 million, or 30.6% of net sales, compared to $8.9 million, or 32.5% of net sales, for third quarter of 2005.

William H. Channell, Jr., Chief Executive Officer of the Company commented, “The negative seasonality we are now experiencing within our core domestic communications businesses began earlier than previously anticipated this year.  We have been aggressively managing our costs throughout 2006 in light of looking forward to a positive rebound in sales growth through the first half of 2007.  Once our customers resume spending, we are confident our VoIP product series will be a dynamic part of our 2007 business expansion and should contribute positively to revenues and earnings next year.”

Mr. Channell continued, “With regard to our Bushman Tanks business, we are pleased that we achieved our objective of operating the business near break-even during the September quarter.  However, given that we are transitioning to a new logistics strategy in the current quarter, we do not expect to return to profitability until next year.  The demand trends, however, for our rainwater harvesting products in Australia have accelerated such that new orders in the September quarter reached an all-time high and the book-to-bill ratio was in excess of 1.2 to 1.”

Nine Months Results

For the nine months ended September 30, 2006, net sales were $84.5 million, an 8.8% decrease compared to net sales of $92.7 million for the comparable period in 2005. The decrease was due to lower demand from the Company’s Americas telecom and cable customers.

The company also reported a GAAP net loss of $4 million or $0.42 per basic share vs. net income of $1.1 million, or $0.12 per basic and diluted share for the comparable period a year ago.  Included in the results for first nine months of 2006 is a non-cash goodwill impairment charge of approximately $4.8 million associated with the Company’s Bushman Tanks subsidiary, stock compensation expense of $261,000 (accounted for under SFAS 123R), and intangible amortization of $131,000, partially offset by the net benefit of $344,000 primarily from the utilization of excess and obsolete inventory that was fully reserved.  Excluding these items, which equate to ($0.38) on a diluted per share basis, the net loss for the first nine months of 2006 was $378,000 or ($0.04) a share.

Gross profit for the nine months ended September 30, 2006 was $27.1 million, or 32.1% of net sales, as compared to $28.6 million, or 30.8% of net sales, for the comparable period in 2005. The increase in gross profit dollars was primarily due to a more favorable product mix in addition to the benefits associated with cost cutting measures that were implemented in early 2006.  The gross margin was also positively impacted by $344,000, or $0.04 per share, associated with the utilization of excess and obsolete that was fully reserved.

Operating expenses for the nine months ended September 30, 2006 were $32.4 million compared to $27.3 million for the same period last year. The higher operating expenses were primarily the result of a non-cash goodwill impairment charge of approximately $4.8 million associated with the Company’s Bushman Tanks subsidiary.

Liquidity

At September 30, 2006, the Company had total cash and cash equivalents of $3.4 million, with $13.1 million in total outstanding debt and capital lease obligations.  Compared to the prior quarter, total cash and cash equivalents were higher by $142,000, with total outstanding debt and capital lease obligations higher by $3.1 million.  Net cash used from operating activities was $2.3 million for the third quarter of 2006 versus cash generated from operating activities of $2.8 million in the year ago period.

Days sales outstanding increased slightly to 37 days during the third quarter from 35 days in the comparable period last year but declined from 39 days in the second quarter of 2006.  Days inventory was 54 days, down slightly from 55 days inventory for the third quarter of 2005 and 57 during the second quarter of 2006.  Days payables were 38 days at September 30, 2006, down from 53 days at September 30, 2005, and down from 56 days in the second quarter of 2006.

Capital expenditures were $0.8 million in third quarter 2006 compared to $1.5 million in the comparable period last year.  Capital expenditures were higher last year in support of sales for telecom fiber-to-the-premises projects and other product expansion initiatives.

Business Outlook

For the fourth quarter of 2006, the Company expects consolidated net sales of $23 to $25 million and consolidated GAAP loss per diluted share of $0.07 to $0.10.  Excluding the impact of SFAS 123R and amortization of intangible assets, fourth quarter non-GAAP pro forma loss per diluted share is expected to range from $0.06 to $0.09.  For the full-year 2006, based on the aforementioned fourth quarter guidance, full year revenues are expected in the $107.5-$109.5 million range with a non-GAAP pro forma loss per share of $0.11 to $0.14.  A reconciliation of the adjustments made to GAAP earnings per share to compute non-GAAP pro forma earnings per share is contained in the financial tables of this press release.   A summary of the Company’s consolidated guidance is provided below:

Metric	Fourth Quarter	Full-Year 2006
Channell Consolidated
Net Sales	$23-$25M	$107.5-$109.5M
GAAP EPS	($0.07-$0.10)	($0.49-$0.52)
Non-GAAP EPS	($0.06-$0.09)	($0.11-$0.14)
Capital Expenditures	~$0.4M	~$2M

Conference Call and Webcast

A conference call with simultaneous webcast to discuss third quarter 2006 financial results and the Company’s business outlook will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-867-0448 (domestic) or 303-262-2137 (international).  There will also be a live webcast of the call available on the Investors section of the Company’s web site at www.channell.com.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

The Company’s CEO William H. Channell, Jr., CFO Patrick McCready, Controller Jim Duvall and Treasurer Michael Perica will be present to discuss the Company’s financial results, business highlights and outlook.  After the live webcast, a replay will remain available in the Investor Relations section of the Company’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 16, 2006; the conference ID is 11075724.

About Channell

The Company’s is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  The Company’s website is www.channell.com.

Forward-Looking Statements
This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (6) energy costs, (7) integration of acquired businesses, (8) delays in product development, (9) operating leverage, (10) seasonality and fluctuations in operating results and (11) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

— Financial Tables to Follow —

CHANNELL COMMERCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(amounts in thousands, except per share data)

	Nine months ended September 30,		Three months ended September 30,
	2006	2005	2006	2005

Net sales	$84,476	$92,666	$29,376	$27,506
Cost of goods sold	57,354	64,095	20,179	20,319
Gross profit	27,122	28,571	9,197	7,187

Operating expenses
Selling	16,822	17,137	5,748	5,808
General and administrative	8,878	7,983	2,700	2,419
Research and development	1,856	2,205	658	699
Impairment of goodwill	4,829	—	—	—
	32,385	27,325	9,106	8,926

Income (loss) from operations	(5,263)	1,246	91	(1,739)

Interest expense, net	502	327	216	97
Income (loss) before income tax expense	(5,765)	919	(125)	(1,836)

Income tax expense (benefit)	(265)	(235)	13	(1,161)
Net income (loss) before minority interest	(5,500)	1,154	(138)	(675)
Minority interest in income (loss) of subsidiaries	(1,452)	9	(32)	(117)
Net income (loss)	$(4,048)	$1,145	$(106)	$(558)

Net income (loss) per share
Basic	$(0.42)	$0.12	$(0.01)	$(0.06)
Diluted	$(0.42)	$0.12	$(0.01)	$(0.06)

Net income (loss)	$(4,048)	$1,145	$(106)	$(558)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	295	(390)	437	83

Comprehensive income (loss)	$(3,753)	$755	$331	$(475)

CHANNELL COMMERCIAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(amounts in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$3,369	$3,148
Accounts receivable, net of allowance for doubtful accounts of $260 at September 30, 2006 and $396 at December 31, 2005	12,071	8,317
Inventories, net	12,165	11,411
Prepaid expenses and other current assets	1,567	1,000
Income taxes receivable	1,332	67
Deferred income taxes, net	915	948
Total current assets	31,419	24,891

Property and equipment, net	17,365	18,929
Goodwill	9,392	13,947
Intangible assets, net	2,058	2,132
Other assets	615	807
Total assets	$60,849	$60,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,606	$8,677
Short-term debt (including current maturities of long-term debt)	13,042	7,459
Current maturities of capital lease obligations	59	87
Accrued expenses	5,133	5,494
Total current liabilities	26,840	21,717

Long-term debt, less current maturities	—	—
Capital lease obligations, less current maturities	28	78
Deferred gain on sale leaseback transaction	347	393
Deferred income taxes, net	80	77
Commitments and contingencies, (notes 9 and 12)	—	—
Minority interest	1,087	2,482

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares, issued 9,787 shares at September 30, 2006 and December 31, 2005, outstanding 9,543 shares at September 30, 2006 and December 31, 2005	98	98
Additional paid-in capital	31,011	30,750
Treasury stock - 244 shares in 2006 and 2005	(1,871)	(1,871)
Retained earnings	2,621	6,669
Accumulated other comprehensive income -
Foreign currency translation	608	313
Total stockholders’ equity	32,467	35,959
Total liabilities and stockholders’ equity	$60,849	$60,706

CHANNELL COMMERCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Nine months ended September 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$(4,048)	$1,145
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,454	3,621
Stock-based compensation	261	—
(Gain) on disposal of fixed assets	(2)	(6)
Amortization of deferred gain on sale leaseback	(45)	(45)
Impairment of goodwill	4,829	—
Deferred income taxes	58	(15)
Provision for doubtful accounts	(56)	47
Provision for inventory obsolescence	—	563
Minority interest in income (loss) of subsidiaries	(1,452)	9
Changes in operating assets and liabilities:
Accounts receivable	(3,350)	2,922
Inventories	(573)	975
Prepaid expenses and other current assets	(559)	(588)
Income taxes receivable	(1,278)	(658)
Other assets	111	234
Accounts payable	(312)	(3,869)
Restructuring liability	—	(104)
Accrued expenses	(441)	(1,329)
Net cash provided by (used in) operating activities	(3,403)	2,902

Cash flows from investing activities:
Purchase of property and equipment	(1,620)	(3,972)
Proceeds from the sales of property and equipment	60	24
Net cash used in investing actitivities	(1,560)	(3,948)

Cash flows from financing activities:
Repayment of debt	(1,517)	(2,964)
Borrowings from credit facilities	6,954	1,277
Repayment of obligations under capital lease	(80)	(27)
Exercise of employee stock options	—	687
Net cash provided by (used in) financing activities	5,357	(1,027)

Effect of exchange rates on cash	(173)	(27)
Increase (decrease) in cash and cash equivalents	221	(2,100)
Cash and cash equivalents, beginning of period	3,148	5,453
Cash and cash equivalents, end of period	$3,369	$3,353
Cash paid during the period for:
Interest	$605	$381
Income taxes	$567	$282
Non-cash investing activities:
Purchases of property and equipment which are included in accounts payable	$57	$—

Channell Commercial

GAAP to non-GAAP Reconciliation Tables

Reconciliation of GAAP earnings (loss) per basic and diluted share to non-GAAP pro forma earnings (loss) per basic and diluted share (Unaudited) (1)

	Quarter Ended	Quarter Ended
	September 30, 2006	September 30, 2005
GAAP earnings (loss) per basic and diluted share	$(0.01)	$(0.06)

Add:
Stock compensation expense under SFAS 123R and intangibles amortization	$0.01	n/a

Non-GAAP earnings per basic and diluted share	$0.00	$(0.06)

(1) For the third fiscal quarter of 2005, stock-based compensation expense was not included as Channell Commercial Corp. did not adopt the recognition provisions of SFAS 123.

Reconciliation of GAAP net income (loss) to non-GAAP pro forma net income (loss) (Unaudited) (1) (in thousands)

	Quarter Ended	Quarter Ended
	September 30, 2006	September 30, 2005
GAAP earnings (loss)	$(106)	$(558)

Add:
Stock compensation expense under SFAS 123R and intangibles amortization	$119	n/a

Non-GAAP earnings	$13	$(558)

(1) For the third fiscal quarter of 2005, stock-based compensation expense was not included as Channell Commercial Corp. did not adopt the recognition provisions of SFAS 123.

Reconciliation of GAAP earnings (loss) per basic and diluted share to non-GAAP pro forma earnings (loss) per basic and diluted share (Unaudited) (1)

	YTD	YTD
	September 30, 2006	September 30, 2005
GAAP earnings (loss) per basic and diluted share	$(0.42)	$0.12

Add:
Non-cash Goodwill impairment charge after impact of minority interest	$0.38	n/a
stock compensation expense under SFAS 123R and intangibles amortization	$0.04	n/a

Subtract:
Net benefit from obsolete inventory utilization	$(0.04)	n/a

Non-GAAP earnings per basic and diluted share	$(0.04)	$0.12

(1) For the first three fiscal quarters of 2005, stock-based compensation expense was not included as Channell Commercial Corp. did not adopt the recognition provisions of SFAS 123.

Reconciliation of GAAP earnings (loss) to non-GAAP pro forma earnings (loss) (Unaudited) (1) (in thousands)

	YTD	YTD
	September 30, 2006	September 30, 2005
GAAP earnings (loss)	$(4,048)	$1,145

Add:
Non-cash Goodwill impairment charge after impact of minority interest	$3,622	n/a
Stock compensation expense under SFAS 123R and intangibles amortization	$392	n/a

Subtract:
Net benefit from obsolete inventory utilization	$(344)	n/a

Non-GAAP earnings (loss)	$(378)	$1,145

(1) For the first three quarters of fiscal 2005, stock-based compensation expense was not included as Channell Commercial Corp. did not adopt the recognition provisions of SFAS 123.

Reconciliation of GAAP earnings per basic share estimate to non-GAAP pro forma earnings (loss) per basic and diluted share estimate (Unaudited) (1)

	Fourth Quarter		Full Year
	2006		2006
	Low	High	Low	High
Estimated GAAP earnings (loss) per basic and diluted share	$(0.10)	$(0.07)	$(0.52)	$(0.49)

Add:
Non-cash Goodwill impairment charge after impact of minority interest	n/a	n/a	$0.38	$0.38
Estimated stock compensation expense under SFAS 123R and intangibles amortization	$0.01	$0.01	$0.04	$0.04

Subtract:
Net benefit from obsolete inventory utilization	n/a	n/a	$(0.04)	$(0.04)

Estimated non-GAAP earnings per basic and diluted share	$(0.09)	$(0.06)	$(0.14)	$(0.11)

(1) Full Year 2006 Estimated GAAP loss per share is calculated using basic earnings per share.

Channell Commercial

Reclassification of Shipping Costs Billed to Customers

For the periods ending Sep. 30, 2006 and Fiscal 2005

(amounts in thousands)

	QTD Mar. 2006			QTD June 2006			QTD Sep. 2006			YTD Sep. 2006
	Reported	Adj.	Adjusted	Reported	Adj.	Adjusted	Reported	Adj.	Adjusted	Reported	Adj.	Adjusted

Sales	24,520	632	25,152	29,106	842	29,948	28,623	753	29,376	82,249	2,227	84,476

COGS	17,563	—	17,563	19,612	—	19,612	20,179	—	20,179	57,354	—	57,354

Gross Profit	6,957	632	7,589	9,494	842	10,336	8,444	753	9,197	24,895	2,227	27,122
%	28.4%		30.2%	32.6%		34.5%	29.5%		31.3%	30.3%		32.1%

Selling Expenses	4,707	632	5,339	4,893	842	5,735	4,995	753	5,748	14,595	2,227	16,822
%	19.2%		21.2%	16.8%		19.1%	17.5%		19.6%	17.7%		19.9%

Net Income (loss)	(1,556)		(1,556)	(2,386)		(2,386)	(106)		(106)	(4,048)		(4,048)
%	-6.3%		-6.2%	-8.2%		-8.0%	-0.4%		-0.4%	-4.9%		-4.8%

	QTD Mar 2005			QTD Jun 2005			QTD Sep 2005			QTD Dec 2005
	Reported	Adj.	Adjusted	Reported	Adj.	Adjusted	Reported	Adj.	Adjusted	Reported	Adj.	Adjusted

Sales	31,378	603	31,981	32,360	818	33,178	26,858	648	27,506	22,934	464	23,398

COGS	22,144	—	22,144	21,632	—	21,632	20,319	—	20,319	16,965	—	16,965

Gross Profit	9,234	603	9,837	10,728	818	11,546	6,539	648	7,187	5,969	464	6,433
%	29.4%		30.8%	33.2%		34.8%	24.3%		26.1%	26.0%		27.5%

Selling Expenses	4,843	603	5,446	5,064	818	5,882	5,160	648	5,808	4,805	464	5,269
%	15.4%		17.0%	15.6%		17.7%	19.2%		21.1%	21.0%		22.5%

Net Income (loss)	426		426	1,277		1,277	(558)		(558)	(8,025)		(8,025)
%	1.4%		1.3%	3.9%		3.8%	-2.1%		-2.0%	-35.0%		-34.3%